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                                                                   EXHIBIT 3.5

                               CERTIFICATE FOR
                      RESTORATION, RENEWAL, AND REVIVAL
                     OF THE CERTIFICATE OF INCORPORATION

   Interiors Holdings, Inc., formerly Interiors, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), the certificate of incorporation of which (the "Certificate of Incorporation") has become inoperative and void by law for nonpayment of taxes, desires to procure a restoration, renewal, and revival of the Certificate of Incorporation, and accordingly, pursuant to Section 312 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

   1. The name of the Corporation is Interiors Holdings, Inc., formerly Interiors, Inc. The date of filing of the Corporation's original certificate of incorporation with the Secretary of State of the State of Delaware was February 18, 1994.

   2. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

   3. The restoration, renewal, and revival of the Certificate of Incorporation procured by the execution, acknowledgment, filing, and recording hereof in accordance with Section 103 of the General Corporation Law of the State of Delaware is to be perpetual.

   4. The Corporation was organized under the laws of the State of Delaware.

   5. On March 1, 1997, pursuant to Chapter Five of Title Eight of the Delaware Code, a Del. C. Section 501 et seq., the Certificate of Incorporation became void and inoperative as a result of the Corporation's failure for one (1) year to pay the State of Delaware franchise tax or taxes that were assessed against the Corporation or that were required to be paid by the Corporation under said Chapter.

   6. This Certificate for Restoration, Renewal, and Revival of the Certificate of Incorporation is filed by authority of those persons who were directors of the Corporation at the time the Certificate of Incorporation became void and inoperative.